EXHIBIT 3 (b)

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
NOV 18, 1999
C28006-97
DEAN HELLER SECRETARY OF STATE

                         ARTICLES OF AMENDMENT OF
                             THE BUSINESS INN

I, the undersigned, Michael C. Fox, President and Secretary, of The Business Inn do hereby certify:

That the board of directors of The Business Inn, by unanimous written consent, on June 7th. 1999, adopted the following resolution to amend the original Articles of Incorporation as follows:

Article One. NAME: The name of the corporation will be Foxy Jewelry, Inc.

These amendments were approved by the majority consent of the stockholders of this corporation on June 7th 1998.


/s/ Michael C. Fox
------------------
Michael C. Fox
President & Secretary



STATE OF NEVADA}
               }SS:
County of Clark}



On this 10th day of November, 1999, before me, a Notary Public in and for the State of Nevada, personally appeared before me, Michael C. Fox, who appeared before me duly swore that he is the respective President and Secretary of the corporation named in the foregoing instrument and that the said instrument was signed on behalf of the corporation by authority of its board of directors and majority shareholders and the instrument represents the free and voluntary act of the corporation.

/s/ L. Sluzynski
-----------------------------------
NOTARY PUBLIC in and for the State
of Nevada, residing at:
Comm. Expires:

L. SLUZYNSKI
Notary Public - Nevada No. 97-4370-1
My appt. exp. Nov. 1, 2001

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